Liberator Medical Reports Revenue of $19.7 Million and Net Income of $1.7 Million, or $0.03 per Share, for the 3 Months Ended March 31, 2015

The Company Reports Revenue Growth of 11.7% for the Three Months Ended March 31, 2015, Compared to the Same Period in 2014

STUART, FL -- (Marketwired) -- 05/11/15 -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH) today announced the financial results for its fiscal second quarter ended March 31, 2015.

Net sales for the three months ended March 31, 2015, increased by $2,055,000, or 11.7%, to $19,674,000, compared with net sales of $17,619,000 for the three months ended March 31, 2014. Net sales for the six months ended March 31, 2015, increased by $3,634,000, or 10.0%, to $39,890,000, compared with net sales of $36,256,000 for the six months ended March 31, 2014. The increase in net sales was primarily due to Liberator's continued emphasis on its direct response advertising campaign to acquire new customers and its emphasis on customer service to maximize the retention of its existing customers.

	Three Months Ended March 31			Six Months Ended March 31
Dollars in Thousands	FY2015	FY2014%		FY2015	FY2014%
Net Sales	$19,674	$17,619	11.7	$39,890	$36,256	10.0
Income from Operations	$2,735	$2,597	5.3	$6,719	$6,097	10.2
Net Income	$1,695	$1,613	5.1	$4,116	$3,733	10.3

Gross profit for the three months ended March 31, 2015, increased by $1,200,000, or 10.9%, to $12,208,000, compared with gross profit of $11,008,000 for the three months ended March 31, 2014. For the six months ended March 31, 2015, gross profit increased by $2,076,000, or 9.1%, to $24,840,000, compared with gross profit of $22,763,000. The increase was attributed to our increased sales volume for the three and six months ended March 31, 2015, compared with the three and six months ended March 31, 2014.

Income from operations for the three months ended March 31, 2015, increased by $138,000, or 5.3%, to $2,735,000, compared with the three months ended March 31, 2014. For the six months ended March 31, 2015, income from operations increased by $622,000, or 10.2%, to $6,719,000, compared with the six months ended March 31, 2014. The increase in operating income is primarily attributed to increased gross profits driven by increased sales volumes as well as a reduction as a percentage of sales in payroll, partially offset by an increase in general and administrative expenses.

Net income for the second quarter of fiscal year 2015 was $1,695,000, or $0.03 per diluted share, compared with net income of $1,613,000, or $0.03 per diluted share, for the second quarter of fiscal year 2014, an increase of 5.1%.

The Company had cash of $9,747,000 at March 31, 2015, compared with cash of $12,261,000 at September 30, 2014, a decrease of $2,514,000. The decrease in cash for the six months ended March 31, 2015, was primarily due to $2,913,000 of cash used in financing activities and $60,000 of cash used in investing activities, partially offset by $459,000 of cash provided by operating activities. When compared to the same quarter in fiscal year 2014, our cash balance increased by $174,000.

Mark Libratore, President and CEO, commented, "I am pleased to report strong growth in revenue over the same period last year. Our existing customer base continues to grow and generated $16.9 million or 86% of the $19.6 million in revenue for our fiscal second quarter. Over the six months ended March 31, 2015, we added 5,758 new customers to our customer base and we will work diligently to keep them as our customers. For the remainder of 2015 we intend to build this base through our proven direct response advertising efforts and uncompromising customer service."

Stay up-to-date with current events by visiting Liberator Medical's website atwww.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company's unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of March 31, 2015 (unaudited) and September 30, 2014
(In thousands, except dollar per share amounts)

	March 31,	September 30,
	2015	2014
Assets
Current Assets:
Cash	$9,747	$12,261
Accounts receivable, net of allowances of $4,913 and $4,569, respectively	10,690	8,866
Inventory, net of allowance for obsolete inventory of $199 and $181, respectively	2,434	1,954
Deferred tax assets	2,022	2,005
Prepaid and other current assets	949	449
Total Current Assets	25,842	25,535
Property and equipment, net of accumulated depreciation of $4,215 and $4,016, respectively	1,147	1,260
Deferred advertising, net	29,823	26,936
Intangible assets, net of accumulated amortization of $339 and $281, respectively	362	420
Other assets	159	178
Total Assets	$57,333	$54,329

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$6,677	$6,085
Accrued liabilities	1,964	1,758
Dividends payable	1,736	1,728
Other current liabilities	325	339
Total Current Liabilities	10,702	9,910
Deferred tax liabilities	10,966	10,031
Credit line facility	1,500	1,500
Other long-term liabilities	453	453
Total Liabilities	23,621	21,894

Commitments and contingencies (see Note 7)

Stockholders' Equity:
Common stock, $0.001 par value, 200,000 shares authorized, 53,784 and 53,520 shares issued, respectively; 53,430 and 53,166 shares outstanding at March 31, 2015, and September 30, 2014, respectively	54	54
Additional paid-in capital	37,009	36,385
Accumulated deficit	(2,871)	(3,524)
Treasury stock, at cost; 354 shares at March 31, 2015, and September 30, 2014	(480)	(480)
Total Stockholders' Equity	33,712	32,435
Total Liabilities and Stockholders' Equity	$57,333	$54,329

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2015 and 2014
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Net Sales	$19,674	$17,619	$39,890	$36,256

Cost of Sales	7,466	6,611	15,051	13,493

Gross Profit	12,208	11,008	24,839	22,763

Operating Expenses:
Payroll, taxes and benefits	3,858	3,681	7,620	7,338
Advertising	2,775	2,371	5,390	4,697
Bad debts	1,082	818	2,025	1,642
Depreciation and amortization	138	168	257	339
General and administrative	1,620	1,373	2,828	2,650
Total Operating Expenses	9,473	8,411	18,120	16,666

Income from Operations	2,735	2,597	6,719	6,097

Other Expenses	(17)	(13)	(29)	(26)

Income before Income Taxes	2,718	2,584	6,690	6,071

Provision for Income Taxes	1,023	971	2,574	2,338

Net Income	$1,695	$1,613	$4,116	$3,733

Basic earnings per share:
Weighted average shares outstanding	53,252	52,578	53,209	52,467
Earnings per share	$0.03	$0.03	$0.08	$0.07

Diluted earnings per share:
Weighted average shares outstanding	53,714	53,602	53,645	53,450
Earnings per share	$0.03	$0.03	$0.08	$0.07

Dividends declared per common share	$0.03	$0.03	$0.07	$0.06

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the six months ended March 31, 2015 and 2014
(Unaudited)
(In thousands)

	Six Months Ended
	March 31,
	2015	2014
Cash flow from operating activities:
Net Income	$4,116	$3,733
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,602	5,003
Stock based compensation	16	164
Provision for doubtful accounts and contractual adjustments	1,923	1,804
Deferred income taxes	918	713
Reserve for inventory obsolescence	18	19
Changes in operating assets and liabilities:
Accounts receivable	(3,748)	(3,114)
Deferred advertising	(8,231)	(7,030)
Inventory	(497)	(142)
Other assets	(211)	(284)
Income taxes prepaid and payable	(255)	(1,958)
Accounts payable	592	824
Accrued liabilities	206	109
Other liabilities	10	(15)
Net Cash Flow Provided by (Used in) Operating Activities	459	(174)

Cash flow from investing activities:
Purchase of property and equipment	(60)	(75)
Proceeds from sale of property and equipment	-	4
Acquisition of business	-	(134)
Net Cash Flow Used in Investing Activities	(60)	(205)

Cash flow from financing activities:
Proceeds from exercise of stock options and warrants	590	531
Cash dividends paid	(3,456)	(3,141)
Costs associated with credit line facility	-	(21)
Income tax benefit related to exercise of stock options	18	171
Payments of capital lease obligations	(65)	(41)
Net Cash Flow Used in Financing Activities	(2,913)	(2,501)

Net decrease in cash	(2,514)	(2,880)

Cash at beginning of period	12,261	12,453
Cash at end of period	$9,747	$9,573

Supplemental disclosure of cash flow information:
Cash paid for interest	$29	$27
Cash paid for income taxes	$1,893	$3,411

Supplemental schedule of non-cash financing activities:
Cash expenditures funded by capital lease borrowings	$26	$-
Cash dividends declared, but not yet paid	$1,736	$1,584

See accompanying notes to unaudited condensed consolidated financial statements

Contacts:

Individual Investor Relations Contact
WSR Communications
772-219-7525
IR@WSRcommunications.com
http://ir.liberatormedical.com/

Institutional Investor Contact
Robert J. Davis
Liberator Medical Holdings, Inc.
772-463-3737
bdavis@liberatormedical.com
http://ir.liberatormedical.com/

Source: Liberator Medical Holdings, Inc.

Released May 11, 2015